Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2023 relating to the financial statements of Lesaka Technologies, Inc., appearing in the Annual Report on Form 10-K of Lesaka Technologies, Inc. for the year ended June 30, 2024.

/s/ Deloitte & Touche
Johannesburg, South Africa

November 26, 2024